EXHIBIT 99.4 - Letter of Collaboration, Edgar Sanchez-Sinencio,Ph.D., TAMU

On the Letterhead of Edgar Sanchez-Sinencio, Ph.D., Dept. of ECE,
                     Analog and Mixed signal Center, Texas A&M University



                               TEXAS A&M UNIVERSITY
                Department of Electrical and Computer Engineering
                          Analog and Mixed Signal Center
                       College Station, Texas 77843-3 128
                     TEL (979) 845-7498 FAX (979) 845-7161
                          E-mail: sanchez@ece.tamu.edu
                                November 8, 2012

Signal Advance, Inc.
2520 County Road 81
Rosharon, Texas 77583
Attn: Chris M. Hymel, Ph.D.

RE: Signal advance Technology Development

The purpose of this letter is to confirm the intent of Dr. Edgar Sanchez-Sinencio, TI 3 Kilby Chair Professor and Director of the Analog and Mixed-Signal Center at Texas A&M University, to collaborate with Signal Advance, Inc. in the aforementioned technology development.

This collaboration will take the form of an award from Signal Advance, Inc. to the Analog and Mixed- Signal Center, for the development and prototyping of 2nd generation Signal Advance (SA) circuitry with the following enhanced features:

 - User selectable frequency range(s) (i.e. user selectable RC elements)
 - Internally cascaded and externally "cascadable" SA circuit stages
 - Analog pre-filtering and analog/digital post-filtering at each stage
 - User configurable parallel SA circuit pathways
 - Field hardening/shielding to reduce/eliminate outside EM interference

The effort will involve the following development steps:

Discrete SA circuit development:

 - Circuit development/model & circuit performance analyses
 - Discrete circuit prototyping/testing

Microelectronic implementation

 - Design/development, performance analyses
 - Preliminary integrated circuit (IC) prototyping/production/testing

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November 8, 2012
Signal Advance, Inc.

Funding will include partial salary support for my time as well as support of two graduate students for a period of one year. It is difficult to provide an exact estimate due to unknowns related to such factors as silicon area, the technology used, development time and circuit complexity, however, funding projection falls within the range of in the range of $200K to $300K, plus 45% university overhead. More accurate projections will be provided following preliminary design meetings/discussions between out lab and Signal Advance, Inc. The anticipated deliverables include the discrete circuitry and a preliminary integrated circuit.

The Analog and Mixed-Signal Center provides the requisite experience and know-how to provide efficient, cost-effective development/prototyping of the SA circuitry in a timely manner.

Please contact me for further details as needed.

Sincerely,

/s/ Edgar Sanchez-Sinencio

Edgar Sanchez-Sinencio
TI J. Kilby Chair Professor
Director Analog and Mixed-Signal Center